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                                                                    EXHIBIT 4(b)

                              FEE WAIVER AGREEMENT

     THIS FEE WAIVER AGREEMENT (the "Fee Waiver Agreement") is signed as of February __, 2004 by Fund Asset Management, L.P. (the "Investment Adviser" or "FAM") and Merrill Lynch Inflation Protected Fund (the "Fund").

     WHEREAS, the Fund intends to invest all of its assets in a "master" portfolio (the "Master Portfolio") of Master Inflation Protected Trust (the "Trust"), a mutual fund that has the same investment objectives and strategies as the Fund;

     WHEREAS, the Investment Adviser has entered into an investment advisory agreement (the "Feeder Agreement") with the Fund whereby the Investment Adviser provides certain investment advisory and management services to the Fund;

     WHEREAS, the Investment Adviser desires to waive all or a portion of its fees to the extent necessary to avoid charging the Fund for services provided under the Feeder Agreement to the extent that such services are provided pursuant to the Trust's investment advisory agreement with FAM (the "Master Agreement") in connection with the assets invested by the Fund in the Master Portfolio.

     WHEREAS, the Investment Adviser understands and intends that the Fund will rely on this Fee Waiver Agreement in preparing post-effective amendments to the Fund's registration statement on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

     WHEREAS, the shareholders of the Fund will benefit from the ongoing waivers by incurring lower operating expenses than they would absent such waivers.

     NOW, THEREFORE, the Investment Adviser agrees to waive advisory fees under the Feeder Agreement to the extent necessary to assure that any advisory fees charged under the Feeder Agreement are based on services provided that are in addition to, rather than duplicative of, services provided pursuant to the Master Agreement; provided, however, that, in no event, shall the Investment Adviser be required to waive fees in excess of the amount of fees actually charged by the Investment Adviser through its investment in the Master Portfolio.

     This contractual fee waiver shall be effective for the current fiscal year of the Fund and for each fiscal year thereafter unless the Investment Adviser shall notify the Fund of the termination of the contractual fee waiver not less than 30 days prior to the end of the then-current fiscal year.

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     IN WITNESS WHEREOF, the Investment Adviser and the Fund have agreed to this
Fee Waiver Agreement as of the day and year first above written.

                                       FUND ASSET MANAGEMENT, L.P.


                                       By: _____________________________________

                                       Name:  Donald C. Burke
                                       Title: Treasurer


                                       MERRILL LYNCH INFLATION PROTECTED FUND


                                       By: _____________________________________

                                       Name:  Donald C. Burke
                                       Title: Vice President and Treasurer